Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-236793 of CatchMark Timber Trust, Inc. on Form S-3 of our report dated February 28, 2020, relating to the financial statements of TexMark Timber Treasury, L.P., appearing in the Annual Report on Form 10-K of CatchMark Timber Trust, Inc. for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, GA
May 4, 2020